EMPLOYMENT AGREEMENT
(Ryan Drutman)

This Employment Agreement (“Agreement”) made this 11th day of April, 2011 (“Effective Date”), is by and between League Now Holdings Corporation, a Florida Corporation, having its principal place of business located at 5601 W. Spring Parkway, Plano, TX 75021, hereinafter referred to as (the "Employer" or the "Company"), and Ryan Drutman, an individual, hereinafter referred to as (the "Employee").

ARTICLE 1.

TERM OF EMPLOYMENT

1.1           Term.           The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer from April 11, 2011, until April 11, 2012 unless otherwise terminated as provided in this Agreement.

1.2           Renewal.                      Employer and Employee agree that if either party desires to negotiate an extension or renewal of this Employment Agreement, that such party will notify the other party no less than 30 days prior to the end of the term of this Agreement. Any negotiations conducted regarding will not interfere in the Employee's regular duties.

ARTICLE 2.

DUTIES OF EMPLOYEE

2.1           General Duties. The Employee will serve as President and Chief Operating Officer of the Company. He will do and perform all services, acts, associated with being the Chief Operating Officer of the Company, including assisting the Company in its capital raising efforts. Any action undertaken on behalf of the Employer will be done prudently and in good faith in furtherance of the Employer’s business.

2.2           Change in Duties. The duties of the Employee may be changed from time to time by the mutual consent of the Employer and the Employee without resulting in a rescission of this Agreement. Notwithstanding any such change, the employment of the Employee will be construed as continuing under this Agreement, as modified.

2.3           Matters Requiring Consent of the Employer. The Employee will not, without specific approval from the Board of Directors of the Company do or contract for any of the following:

(a)	Borrow money on behalf of the Employer;
(b)	Purchase capital equipment on behalf of the Employer;
(c)	Sell any asset of the Employer which would make it impossible to carry on the business of the Employer; or
(d)	Sell or issue securities of the Employer.

2.4           Devotion of Entire Time to Employer's Business. During the period of his employment with the Company hereunder, Employee will devote his full time and best efforts to the faithful performance of his duties hereunder.  During his employment with the Company Employee further agrees: (i) not to engage in any business activity that would significantly interfere with Employee’s performance of his duties under this Agreement; and (ii) not to engage in any business activity, whether for himself or any third party, which competes with or is similar to any business activity then engaged in or reasonably contemplated by the Company.  During the period of his employment hereunder, Employee agrees to perform such services at such location or locations as will from time to time be assigned to him by the Company; provided, however, that the Company will not relocate Employee’s regular place of employment to a location outside of San Diego County, California.  The position will require some business travel.

Employment Agreement

2.5           Employment at Will.   Employee’s employment with the Company is “at will.”  This means that both Employee and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause.
ARTICLE 3.

COMPENSATION OF EMPLOYEE

3.1           Compensation.                                For all services rendered by Employee in any capacity during his employment under this Agreement, including, without limitation, services as a director, officer or member of any committee of the Board of the Company or of the Board of Directors of any subsidiary or affiliate of the Company, the Company will compensate Executive as follows::

(a)           Salary.  The Company will pay Employee a monthly salary of one thousand two hundred and eighty dollars ($1,280), which will accrue without interest until the Company completes a Qualified Financing (defined below) in the minimum amount of two hundred and fifty thousand dollars ($250,000).

Upon the Company successfully raising five hundred thousand dollars ($500,000) in a Qualified Financing and for every milestone of two hundred and fifty thousand dollars ($250,000) raised thereafter in a Qualified Financing (defined below), up to a maximum financing amount of two million dollars ($2,000,000), the Employee will receive an increase in his annual salary equal to 10% of the amount raised at each milestone payable in equal semi-monthly installments. “Qualified Financing” means a financing transaction or series of transactions completed without the assistance of a FINRA registered broker-dealer or third party finder.

(b)           Stock Awards. For every two hundred and fifty thousand dollars ($250,000) of financing that the Company raises in a Qualified Financing, up to an aggregate of one million dollars ($1,000,000), Employee will receive a restricted stock award equal to 2.5% of the outstanding shares of the Company’s common stock, calculated on the date of the closing of Qualified Financing triggering the award. The Employee shall be eligible to receive, in the aggregate, restricted stock awards not exceeding 10% of the Company’s total outstanding shares.  Employee’s stock awards will be issued within 30 days of the closing of the Qualified Financing transaction(s) triggering each milestone set forth herein.

For the purposes of this Agreement, any calculation of outstanding common stock will exclude that number of shares of common stock held in escrow for the benefit of James Pregiatto that are to be cancelled under that certain Share Exchange Agreement by and the Company, James Pregiato, Pure Motion, Inc, a Texas corporation, and the shareholders of Pure Motion, Inc. dated October 6, 2010.

3.2           Commission Compensation.  Employee will be eligible to receive as additional compensation up to 5.0% of the Company’s outstanding common stock. Upon the Company reaching gross sales of one million dollars ($1,000,000) resulting from Employee’s marketing efforts, Employee will receive a restricted stock award equal to 2.5% of the outstanding shares of the Company’s common stock.  Upon the Company reaching gross sales of an additional five hundred thousand dollars ($500,000) resulting from Employee’s marketing efforts, the Employee will receive another 2.5% of the outstanding shares of the Company’s common stock.  The number of shares of the Company’s common stock issuable to Employee based on achievement of these milestones will be calculated on the date that each milestone is achieved. Employee will also be entitled to receive a cash commission for his sales performance, to be calculated at the Company’s standard commission rate on the date that any sales transaction is completed.

The commissions due to Employee under this section 3.2 will be due and payable within 45 days after the end of the quarter during which the transaction occurred. In the event sales secured by Employee result in the Company refunding all or a portion of monies received from a client, to the client, for any reason, Employee’s commissions will be reduced accordingly. The Company may net such amounts against future commissions or seek reimbursement from Employee directly.

Employment Agreement

For the purposes of this Agreement, any calculation of outstanding common stock will exclude that number of shares of common stock of the Company held in escrow for the benefit of James Pregiatto that are to be cancelled under that certain Share Exchange Agreement by and the Company, James Pregiato, Pure Motion, Inc, a Texas corporation, and the shareholders of Pure Motion, Inc. dated October 6, 2010 conditioned upon the fulfillment of certain requirements by the Company.

3.3           Adjustments to Salary and Bonuses.  Notwithstanding the above, the Employer in its sole discretion may give salary raises and bonuses to Employee based upon Employee’s job performance.

3.4           Deduction for Taxes. The Employer will have the right to deduct from the compensation due to the Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charges which may not be in effect or hereafter enacted or required as a charge on the compensation of the Employee.

3.5           Employee Benefits. Employee will not be entitled to any specific amount of paid vacation. The Company will pay Employee the full Base Salary without regard to vacations and paid Company holidays

ARTICLE 4.

REIMBURSEMENT OF EXPENSES

4.1           .The Company will, in accordance with standard Company policies, pay, or reimburse Employee for all reasonable travel and other expenses incurred by Employee in performing his obligations under this Agreement. Any individual expense in excess of $500 will require the pre-approval of the Company’s President.

ARTICLE 5.

RESTRICTIVE COVENANTS

5.1           Confidential Information Agreement.  Concurrently herewith, Employee agrees to execute the Confidential Information Agreement attached hereto as Exhibit “A” and incorporated herein by this reference.  Executive agrees to comply with all of the terms and conditions of said agreement.

ARTICLE 6.

OBLIGATIONS OF THE EMPLOYEE

6.1           Non-competition by Employee. During the term of this Agreement the Employee will not, directly or indirectly, whether as an employee,  consultant,  agent,  principal,  partner, stockholder,  corporate officer, director,  or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Employer.

6.2           Indemnification. The Employee will indemnify and save harmless the Employer from all liability from loss, damage, or injury to the persons or property resulting from the negligence or misconduct of the Employee.

ARTICLE 7.

TERMINATION OF EMPLOYMENT

Employment Agreement

7.1           Compensation owed to Employee following Termination.  Following termination of the Employee’s employment with the Company by either party, with or without cause, any and all funds that are received by the Company as a result of the efforts and services rendered by the Employee during his employment and which would otherwise be owing to the Employee as compensation pursuant to Article 3 of this Agreement had employment not been terminated, will be due and payable to Employee, provided that such funds are received within twelve (12) months of Employee’s termination.

ARTICLE 8.

GENERAL PROVISIONS

8.1           Damages for Breach of Contract.  In the event of a breach of this Agreement by either the Employer or Employee resulting in damages to the other party that party may recover from the party breaching the agreement any and all damages that may be sustained.

8.2           Governing Law.  This Agreement will be construed in accordance with and governed for all purposes by the laws of the State of California applicable to contracts executed and wholly performed within such state. The parties agree that any civil action to enforce or interpret this Agreement will be brought exclusively in the state or federal courts serving Orange County, California.

8.3           Notices.  Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing by either registered or certified mail, postage prepaid with return receipt requested.  Mailed notices will be addressed to the parties at their last known address.  Notices delivered personally will be deemed communicated as of two (2) days after mailing.

8.4           Further Assurances.  The parties agree to execute all instruments and documents of further assurance and will do any and all such acts as may be reasonably required to carry out their obligations and to consummate the transactions contemplated herein.

8.5           Partial Invalidity. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement will be adjudicated by a court of competent jurisdiction to be invalid, illegal, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, illegal, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.6           Integration; Modification; Waiver.  This Agreement, including all exhibits (all of which are incorporated into the Agreement), constitutes and contains the entire agreement and understanding concerning the subject matter between the parties, sets forth all inducements made by any party to any other party with respect to any of the subject matter, and supersedes and replaces all prior and contemporaneous negotiations, proposed agreements or agreements, whether written or oral.  Each of the parties acknowledges to each of the other parties that no other party nor any agent or attorney of any other party has made any promise, representation or warranty whatsoever, express or implied, written or oral, not contained herein concerning the subject matter hereof to induce him to execute this Agreement, and each of the parties acknowledges that he has not executed this Agreement in reliance on any promise, representation or warranty not contained herein.  No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties.  No action or failure to act will constitute a waiver of any right or duty under this Agreement, nor will any action or failure to act constitute an approval of, or acquiescence in, any breach.  No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

Employment Agreement

8.7           Successors; Binding Agreement.  This Agreement will be binding upon any successors or assigns of the Company and will inure to the benefit of and be enforceable by Employee’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

(a)           In the event the Company will merge or consolidate with any other corporation, partnership or business entity, or all or substantially all of the Company’s business or assets will be transferred in any manner to any other corporation, partnership or business entity, then such successor to the Company will thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and will thereafter be deemed for all purposes hereof to be, the “Company” under this Agreement.

(b)           This Agreement is personal in nature and the Employee will not, without the written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

(c)           Except as set forth in subsection (a) above, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any person, other than the parties to this Agreement, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition of this Agreement.

8.8           Attorney's Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

8.9           Employee’s Representations.  Employee represents and warrants that neither the execution and delivery of this Agreement nor the performance of his/her duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound including, without limitation, any non-competition, employment or confidentiality agreements.

8.10           Advice of Counsel; Employee’s Acknowledgement.  Each party acknowledges and agrees that it has given mature and careful thought to this Agreement and that it has been given the opportunity to independently review this Agreement with his or its own independent legal counsel.  Employee acknowledges that he/she has completely filled out Exhibit “A” to this Agreement.

[SIGNATURE PAGE FOLLOWS]

Employment Agreement

IN WITNESS WHEREOF, this Employment Agreement is executed on the day and year first above written.

EMPLOYER

LEAGUE NOW HOLDINGS CORPORATION
a Florida Corporation

/s/ Mario Barton
By: Mario Barton
Its: President

EMPLOYEE

Ryan Drutman,
an individual

/s/ Ryan Drutman
Ryan Drutman, an individual

Employment Agreement

EXHIBIT A
____________________________

CONFIDENTIAL INFORMATION AGREEMENT

As a condition of my employment with League Now Holdings Corporation, a Florida corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my hiring by the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.	Confidential Information.

(a)           Company Information.   I agree at all times during the term of my employment and thereafter (whether my employment is terminated with or without cause), to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.   I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.   I further understand that Confidential Information does not include any of the foregoing items which I can demonstrate has become a part of the public domain through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)           Former Employer Information.   I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)           Third Party Information.   I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
2.           Conflicting Employment; Business Opportunities.   I agree that during the period of my employment with the Company: (a) I will not directly or indirectly engage in any employment, occupation, consulting, or other business activity in competition with the Company or to interfere with my duties as an employee of the Company; (b) I will not engage in any business enterprise that would be in competition with the Company; (c) I will promptly disclose to the Company’s appropriate corporate officers or directors all business opportunities that are (i) presented to me in my capacity as an officer or employee of the Company, and (ii) of a similar nature to the type of business the Company currently engages in or has expressed an interest in engaging in the future; and (d) I will not usurp or take advantage of any such business opportunity without first offering such opportunity to the Company.

Employment Agreement

3.           Returning Company Documents.  I agree that, at the time of leaving the employ of the Company, (a) I will not retain any written or other tangible material containing any information concerning or disclosing any of the Confidential Information or Inventions of the Company, and (b) I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns.   In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

I recognize that the unauthorized taking of any of the Company’s trade secrets is a crime under California Penal Code section 499(c) and is punishable by imprisonment in a state prison or in a county jail for a time not exceeding one year, or by a fine not exceeding five thousand dollars ($5000), or by both such fine and such imprisonment.  I further recognize that such unauthorized taking of the Company’s trade secrets could also result in civil liability under California’s Uniform Trade Secrets Act (Civil Code sections 3426-3426.11), and that willful misappropriation may result in an award against me for triple the amount of the Company’s damages and the Company’s attorney fees in collecting such damages.

4.           Notification of New Employer.  In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

5.           Conflicting Activities.

(a)           Nonsolicitation of Employees.  I agree that during the period of my employment with the Company and for a period of two (2) years after the cessation of such employment for any reason, whether with or without cause, I will not, directly or indirectly, whether for my own account or for the account of any other individual or entity, solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee of or consultant or contractor to the Company or any of its subsidiaries at any time during the preceding six (6) month period, to terminate his or her employment or consulting relationship with the Company or any of its subsidiaries or to become employed by or become a consultant to me or any person or entity with which I am employed or have contracted, or interfere in any other way with the employment or other relationship of any employee of or consultant or contractor to the Company or any of its subsidiaries.

(b)           Nonsolicitation of Customers.  I agree that during the period of my employment with the Company and for a period of two (2) years after the cessation of such employment for any reason, whether with or without cause, I will not, directly or indirectly, whether for my own account or for the account of any other individual or entity, solicit, induce, enter into any agreement with, or attempt to influence any person or entity that was a vendor, client or customer of the Company (other than on behalf of the Company): (i) to provide goods or services competitive with the business of the Company; or (ii) to terminate, reduce or refrain from continuing their contractual or other relationship with the Company.  In addition, I will not directly or indirectly interfere with or disrupt the business of the Company   Should I become aware that any other employee of the Company or third party has engaged in any of the conduct described in this Section 5, I agree to immediately notify the Company of same.

6.           Representations.   I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.   I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

Employment Agreement

7.           Equitable Relief.   I AGREE THAT IT WOULD BE IMPOSSIBLE OR INADEQUATE TO MEASURE AND CALCULATE THE COMPANY’S DAMAGES FROM ANY BREACH BY ME OF THE COVENANTS SET FORTH IN SECTIONS 1THROUGH 8, INCLUSIVE, OF THIS AGREEMENT.   ACCORDINGLY, I AGREE THAT IF I BREACH ANY OF SUCH SECTIONS, THE COMPANY WILL HAVE AVAILABLE, IN ADDITION TO ANY OTHER RIGHT OR REMEDY AVAILABLE, THE RIGHT TO OBTAIN AN INJUNCTION FROM A COURT OF COMPETENT JURISDICTION RESTRAINING SUCH BREACH OR THREATENED BREACH AND TO SPECIFIC PERFORMANCE OF ANY SUCH PROVISION OF THIS AGREEMENT.   I FURTHER AGREE THAT NO BOND OR OTHER SECURITY WILL BE REQUIRED IN OBTAINING SUCH EQUITABLE RELIEF AND I HEREBY CONSENT TO THE ISSUANCE OF SUCH INJUNCTION AND TO THE ORDERING OF SPECIFIC PERFORMANCE.

8.           General Provisions.

(a)           Governing Law; Consent to Personal Jurisdiction.   This Agreement will be governed by the laws of the State of California.   I hereby expressly consent to the personal and exclusive jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.   No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged.   Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.  This Agreement is not intended to limit any rights that Company may have under any other agreement or at law with respect to inventions, original works of authorship, trade secrets or other proprietary rights.   The language in all parts of this Agreement, in all cases, will be construed in accordance with the fair meaning of that language as if that language were prepared by all parties and not strictly for or against any party.

(c)           Severability.   If any provisions of this Agreement will be determined, under applicable law, to be overly broad in duration, geographical coverage, substantive scope, or otherwise, such provision will be deemed narrowed to the broadest terms permitted by applicable law and will be enforced as so narrowed.  If any provision of this Agreement nevertheless will be unlawful, void, or unenforceable, it will be deemed severable from and will in no affect the validity or enforceability of the remaining provisions of this Agreement.

(d)           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e)           Employment at Will.   My employment with and compensation by the Company can be terminated, with or without cause, and with or without notice, at any time, at the option of the Company or me.   Nothing contained in this Agreement will limit or otherwise alter the foregoing.

(f)           Material Condition of Employment.  I acknowledge and agree that the protections set forth in this Agreement are a material condition to my employment with and compensation by the Company.

(g)           Attorneys’ Fees.  I agree that if any legal action or other proceeding is brought to enforce or interpret this Agreement, or arises therefrom, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs incurred in the action or proceeding, in addition to any other relief to which the prevailing party may be entitled.

Employment Agreement

(h)           Exhibits.  The following exhibits constitute a part of this Agreement and are incorporated into this Agreement by this reference:

Exhibit A:	Termination Certificate

Date: April 13, 2011
/s/ Ryan Drutman
Signature

Ryan Drutman
Name of Employee (typed or printed)

Witness:
_______________________________
Signature

_______________________________
Name (typed or printed)

Employment Agreement

EXHIBIT A

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to League Now Holdings Corporation, a California corporation, its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Date: _____________, 2011

_____________________________
(Employee’s Signature)

 _____________________________
(Type/Print Employee’s Name)

Employment Agreement